Filed pursuant to Rule 424(b)(3)

File No. 333-292965

KKR REAL ESTATE SELECT TRUST INC.

SUPPLEMENT NO. 1 DATED MAY 20, 2026

TO THE PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION

EACH DATED APRIL 23, 2026

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus (“Prospectus”) and Statement of Additional Information (“SAI”) of KKR Real Estate Select Trust Inc. (the “Fund”) dated April 23, 2026. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus or SAI.

Incentive Fee Waiver

On May 20, 2026, KKR Registered Advisor LLC (the “Adviser”) and the Fund entered into an agreement whereby the Adviser has agreed, for the period beginning May 20, 2026, through June 30, 2027 (the “Waiver Period”), to waive the Incentive Fee payable to the Adviser under the Investment Advisory Agreement between the Fund and the Adviser dated May 18, 2021 (the “Incentive Fee Waiver”). The Incentive Fee Waiver shall terminate automatically in the event of the termination of the Investment Advisory Agreement. The Incentive Fee Waiver shall terminate automatically at the end of the Waiver Period unless extended by the Adviser. The Adviser may not seek reimbursement from the Fund with respect to the Incentive Fee Waiver.

Investors Should Retain This Supplement for Future Reference